Exhibit 99.9

N  e  w  s    R  e  l  e  a  s  e

Contacts:

At InSight:

Bret W. Jorgensen

President & CEO

Mitch C. Hill

Executive Vice President & CFO

949-282-6000

At Pairelations, LLC

Susan J. Lewis

303-804-0494

slewis@pairelations.com

INSIGHT HEALTH SERVICES HOLDINGS CORP.

ANNOUNCES CHANGE IN ROLE OF CHIEF EXECUTIVE OFFICER

LAKE FOREST, Calif. October 26, 2007   InSight Health Services Holdings Corp. (“InSight”) (OTCBB:ISGT), today announced that Bret W. Jorgensen is leaving InSight as President and Chief Executive Officer, effective November 15, 2007, to pursue other interests; however, he will remain as a consultant to the Company for a six-month period to assist the Company during the transition. Mr. Jorgensen has served as InSight’s President and Chief Executive Officer for the past two years.

Wayne B. Lowell, the Company’s Chairman of the Board, stated, “Bret has led the Company through a very challenging time for itself and the industry. Shortly after he joined the Company in 2005, he assisted the Company in raising $300 million of senior secured floating rate notes used to repay other indebtedness. Over the past year, Bret led the Company through a restructuring, which included a prepackaged plan of reorganization involving a debt for equity exchange.”

Mr. Jorgensen stated, “We have spent the past two years improving the Company’s financial foundation so that it could be better positioned for the challenges ahead in the imaging industry. I’m proud that the Company completed its plan of reorganization so quickly and that the impact on the Company’s business was minimal. We made the best of a very difficult situation. At this point, it is time for the Company to have a renewed focus on continuing to serve our customers and grow the business.”

Mr. Lowell added, “We would like to thank Bret for his leadership over the past two years and are pleased he has agreed to assist us during the transition period.”

Until the Company completes the search process for a new Chief Executive Officer, Richard Nevins, a current director, will be appointed as Interim Chief Executive Officer and Kip Hallman, InSight’s Executive Vice President and Chief Strategy Officer, will act as Interim Chief Operating Officer.

About InSight

InSight, headquartered in Lake Forest, California, is a nationwide provider of diagnostic imaging services. It serves managed care entities, hospitals and other contractual customers in over 30 states, including the following targeted regional markets:  California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. As of June 30, 2007, InSight’s network consists of 101 fixed-site centers and 112 mobile facilities.

For more information, please visit www.insighthealth.com.

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